Exhibit 99.1

IPG PHOTONICS ANNOUNCES RULING IN UNIFIED PATENT COURT

MARLBOROUGH, Mass., March 16, 2026 - IPG Photonics Corporation (NASDAQ: IPGP), the global leader in fiber laser technology, announced today that the Local Division of the Unified Patent Court (UPC) located in Düsseldorf, Germany has issued a decision in a patent infringement case brought by Trumpf SE & Co. KG (“Trumpf”).

The court ruled that certain uses and designs of IPG’s adjustable mode beam (AMB) lasers infringed European Patent 2,624,031. The decision impacts AMB laser products sold in Germany, France and Italy, affecting less than 1% of IPG’s total sales.

The Company is implementing contingency measures to support AMB customers. Other lasers models made by IPG were not involved in the lawsuit and IPG’s product portfolio remains broadly available. Remedies available to the patent owner, including an injunction, recall and damages, may be enforced and determined at a subsequent time after the required conditions have been satisfied.

IPG respectfully disagrees with the decision and plans to file an appeal with the UPC Court of Appeal and pursue other measures available to it.

IPG previously disclosed that affiliates of Trumpf have brought two separate actions in the Unified Patent Courts in Mannheim, Germany and Düsseldorf, Germany asserting two different patents against IPG’s AMB lasers. IPG previously announced the Mannheim court’s decision and IPG’s intention to appeal. Today’s announcement relates solely to a different patent asserted in the separate Düsseldorf proceeding.
Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions, making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability, and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including those related to the percentage of total sales impacted by the decision, remedies available to the patent owner, the enforcement and determination of damages, implementing contingency measures to support AMB customers, and filing an appeal with the UPC Court of Appeals and pursuing other measures available to it. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with intellectual property and litigation, and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 23, 2026) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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